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                                   EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference and use of our report, dated February 10, 2005, on the consolidated financial statements of Tower Financial Corporation (which report is included in Tower Financial Corporation's Annual Report on Form 10-K for the year ended December 31, 2004) in Tower Financial Corporation's previously filed Registration Statements on Form S-8 pertaining to the 1998 Tower Financial Corporation Stock Option and Incentive Plan, the 2001 Tower Financial Corporation Stock Option and Incentive Plan and the Tower Financial Corporation 401(k) Plan.


South Bend, Indiana                     /s/ Crowe Chizek and Company LLC
March 8, 2005